OPTION AMENDING AGREEMENT NO. 2
(Swordfish Property)

THIS AGREEMENT is dated for reference February 25, 2005.

BETWEEN:

GOLDEN SANDS EXPLORATION INC., a corporation duly incorporated pursuant to the laws of British Columbia and having an office at 210-5511 West Boulevard, Vancouver, British Columbia V6M 3W6
(the “Optionor”)

AND:

AHL HOLDINGS LTD., a corporation duly incorporated pursuant to the laws of Nevada and having an office at 210-5511 West Boulevard, Vancouver, British Columbia V6M 3W6
(the “Optionor Sub”)

AND:

EVOLVING GOLD CORP., a corporation duly incorporated pursuant to the laws of British Columbia and having an office at Suite 1200, 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2
(the "Optionee”)

WHEREAS:

A.                          The parties to this Option Amending Agreement No. 2 entered into an option and royalty agreement dated December 3, 2004 (the "Option Agreement") and then entered into an Option Amending Agreement dated January 7, 2005 (“Option Amending Agreement No. 1”);

B.                          The Optionee is not able to make the cash payment set forth in Subsection 1(d) of the Option Agreement, as amended, which payment was due on February 25, 2005 and, as a result, the Optionee has asked the Optionor and the Optionor Sub to further amend the Option Agreement; and

C.                          As the Optionor and the Optionor Sub wish to keep the Option Agreement in good standing, the parties wish to further amend the Option Agreement.

                              NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the payment of $1.00 by each party to the other party the receipt and sufficiency of which is hereby expressly acknowledged) the parties hereto agree as follows:

1.          Each of the Option Agreement and the Option Amending Agreement No. 1 are amended by striking out the name “Evolving Gold Corporation” in all places in those agreements where that name appears and substituting, “Evolving Gold Corp.”.

2.          The Option Agreement, as amended by the Option Amending Agreement No. 1, is further amended by striking out “February 25, 2005” from Subsection 3.1(d) by and substituting “by March 31, 2005”.

3.          In consideration for the extension granted under this Option Amending Agreement No. 2, the Optionee hereby covenants to forthwith reimburse the Optionor and the Optionor Sub for any expense incurred by the Optionor and the Optionor Sub relating to this Agreement.

4.          The Option Agreement as amended by the Option Amending Agreement and further amended by this Option Amending Agreement No. 2 is the entire agreement between the parties and supersedes and replaces all other former agreements and understandings, whether oral or in writing.

5.          This Option Amending Agreement No. 2 will be construed in accordance with and governed by the laws in force in British Columbia.

6.          This Option Amending Agreement No. 2 shall enure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of each of the parties hereto.

7.          Notwithstanding the date of execution hereof, this Option Amending Agreement No.2 shall be deemed to be effective from the date as first written above.

8.          This Option Amending Agreement No. 2 may be signed in counterpart and by fax.

              IN WITNESS WHEREOF this Option Amending Agreement No. 2 has been executed by the parties hereto as of the date first above written.

GOLDEN SANDS EXPLORATION	)
INC.	)
)
Per: _________________________________________	)
Alexander Harry Lenec, President	)

AHL HOLDINGS LTD.	)
)
)
Per: _________________________________________	)
Alexander Harry Lenec, President	)

EVOLVING GOLD CORP.	)
)
)
Per: _________________________________________	)
Lawrence Dick, President and CEO	)